Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Overview

Effective as of 12:01 a.m. on April 3, 2020, United Technologies Corporation (since renamed Raytheon Technologies Corporation, as described below) (“UTC”) completed the previously announced separation into three independent companies through the distribution of all of the outstanding shares of common stock of Carrier Global Corporation (“Carrier”) and Otis Worldwide Corporation (“Otis”) to UTC shareowners through separate spin-off transactions (the “Separation and the Distributions”).

Additionally, pursuant to the agreement dated as of June 9, 2019, and amended as of March 9, 2020 (the “Merger Agreement”), UTC and Raytheon Company (“Raytheon”) completed their previously announced merger of equals (the “Merger”) effective as of 8:30 a.m. on April 3, 2020, with the combined company renamed Raytheon Technologies Corporation (“Raytheon Technologies”, “RTC” or the “Company”). Upon completion of the Merger, each share of Raytheon common stock that was issued and outstanding immediately prior to the completion of the Merger (other than excluded shares) was converted into the right to receive 2.3348 fully paid and nonassessable shares of RTC common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. Immediately after the Merger, former holders of Raytheon common stock owned approximately 43% and pre-Merger holders of UTC common stock owned approximately 57% of the common stock of RTC. The Company now trades on the New York Stock Exchange under the ticker “RTX.”
Beginning in the second quarter of 2020, the financial results of Carrier and Otis for periods prior to April 3, 2020 will be reflected as discontinued operations in the Company’s consolidated financial statements.

In contemplation of the Separation and the Distributions, in the first quarter of 2020 Carrier and Otis issued $9.25 billion and $5.3 billion, respectively, of unsecured, unsubordinated notes in multiple series and distributed the net proceeds to UTC. Additionally, Carrier and Otis entered into term loan credit agreements providing for unsecured, unsubordinated 3-year term loan credit facilities in the amount of $1.75 billion and $1 billion, respectively, that were fully utilized in the first quarter of 2020 and those net proceeds were distributed to UTC. UTC utilized the cash provided by the Otis and Carrier financings, described above, to pay down approximately $17 billion of existing UTC debt, the majority of which was paid down in the first quarter of 2020. The above is collectively referred to as the “Financing Transactions.”

In conjunction with the Separation and the Distributions, separation and distribution, tax matters and other agreements (together, the “separation agreements”) were entered into among UTC, Carrier and Otis. Through these separation agreements the Company recognized certain assets and liabilities that may be due to or from Otis and Carrier, respectively, subsequent to the spin-offs.

Additionally, for the three months ended March 31, 2020, UTC incurred $1.5 billion of costs in connection with the Separation and the Distributions and the Merger (“transaction costs”) and Raytheon incurred $10 million for the Merger. These costs are one-time in nature and have been excluded from the unaudited pro forma condensed combined statement of operations.

The Separation and the Distributions, the Financing Transactions, the assets and liabilities resulting from the separation agreements, and the transaction costs, described above, are collectively referred to as the “Separation, Distributions and Related Transactions” below.

For certain additional information relating to the completion of the Separation and the Distributions and the Merger, please refer to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 8, 2020.

Unaudited Pro Forma Condensed Combined Financial Information
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X and gives effect to the following transactions:

•	The Separation, Distributions and Related Transactions; and

•	UTC’s merger with Raytheon with acquisition accounting applied to Raytheon as the accounting acquiree.

The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Separation, Distributions and Related Transactions as well as the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results of the Company.
The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Separation and the Distributions or the Merger or the costs to achieve any synergies.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company.
The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information. In many cases related to the Merger, these assumptions are based on preliminary information and estimates.
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Separation, Distributions and Related Transactions as well as the Merger, based on the historical financial position and results of operations of RTC and Raytheon as follows:

•	The unaudited pro forma condensed combined balance sheet as of March 31, 2020 was prepared based on:

(1)	the historical unaudited condensed consolidated balance sheet of UTC as of March 31, 2020; and

(2)	the historical unaudited consolidated balance sheet of Raytheon as of March 29, 2020.

•	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 was prepared based on:

(1)	the historical unaudited condensed consolidated statement of operations of UTC for the three months ended March 31, 2020; and

(2)	the historical unaudited consolidated statement of operations of Raytheon for the three months ended March 29, 2020.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 assumes the Separation, Distributions and Related Transactions and the Merger occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 assumes the Separation, Distributions and Related Transactions and the Merger occurred on that date.
This historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of UTC and Raytheon:

•
UTC’s unaudited condensed consolidated financial statements and related notes as of and for the quarter ended March 31, 2020, included in RTC’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2020;

•	Raytheon’s unaudited consolidated financial statements and related notes as of and for the quarter ended March 29, 2020 included in Exhibit 99.1 within this Current Report on Form 8-K;

•
The Company’s Current Report on Form 8-K filed with the SEC on April 8, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 contained in that Current Report on Form 8-K was not materially impacted by subsequent revisions to assumptions used to estimate the preliminary fair value of net assets acquired; and

•	UTC’s Form S-4 Registration Statement (as amended) filed with the SEC on September 4, 2019 and declared effective on September 9, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2020
(Dollars, in millions)

	Historical United Technologies Corporation	Separation, Distributions and Related Transactions (Note 3)	Pro Forma United Technologies Corporation Post Separation	Historical Raytheon Company After Reclassifications (Note 4)	Pro Forma Merger Adjustments (Notes 5 and 6)		Pro Forma Combined Company
Assets:
Cash and cash equivalents	$8,001	$(2,756)	$5,245	$3,118	$—		$8,363
Accounts receivable, net	13,104	(4,198)	8,906	1,784	(43)	(a)	10,647
Contract assets, current	4,549	108	4,657	6,054	—		10,711
Inventory, net	11,506	(2,127)	9,379	699	—		10,078
Other assets, current	1,715	1,095	2,810	611	245	(b)	3,666
Total Current Assets	38,875	(7,878)	30,997	12,266	202		43,465
Customer financing assets	3,496	—	3,496	—	—		3,496
Future income tax benefits	1,444	(680)	764	529	(519)	(c)	774
Fixed assets, net	12,484	(2,326)	10,158	3,615	1,135	(d)	14,908
Operating lease right-of-use assets	2,624	(1,400)	1,224	909	43	(d)	2,176
Goodwill	47,481	(11,207)	36,274	14,879	5,889	(e)	57,042
Intangible assets, net	25,600	(1,476)	24,124	261	18,969	(f)	43,354
Other assets	7,568	(6,256)	1,312	1,251	(43)	(g)	2,520
Total Assets	$139,572	$(31,223)	$108,349	$33,710	$25,676		$167,735
Liabilities and Equity:
Short-term borrowings	$1,725	$(67)	$1,658	$—	$—		$1,658
Accounts payable	10,976	(2,878)	8,098	1,489	(43)	(h)	9,544
Accrued liabilities	11,055	(848)	10,207	2,409	365	(i)	12,981
Contract liabilities, current	6,384	2,503	8,887	2,884	(43)	(j)	11,728
Long-term debt currently due	1,362	(218)	1,144	999	—		2,143
Total Current Liabilities	31,502	(1,508)	29,994	7,781	279		38,054
Long-term debt	43,232	(17,283)	25,949	3,262	439	(k)	29,650
Future pension and postretirement benefit obligations	3,225	1,355	4,580	8,043	2,607	(l)	15,230
Operating lease liabilities	2,126	(1,087)	1,039	738	—		1,777
Contract liabilities, long-term	5,554	(5,554)	—	—	—		—
Other long-term liabilities	11,903	(5,001)	6,902	625	2,512	(c)(m)	10,039
Total Liabilities	$97,542	$(29,078)	$68,464	$20,449	$5,837		$94,750
Commitments and contingent liabilities
Redeemable noncontrolling interest	$95	$(95)	$—	$34	$—		$34
Shareowners’ Equity:
Capital Stock:
Preferred stock	—	—	—	—	—		—
Common stock	23,099	2,425	25,524	22	10,886	(n)	36,432
Treasury Stock	(32,665)	—	(32,665)	—	22,268	(n)	(10,397)
Retained earnings	60,826	(4,668)	56,158	22,268	(22,378)	(n)	56,048
Unearned ESOP shares	(61)	—	(61)	—	—		(61)
Total Accumulated other comprehensive loss	(11,788)	1,059	(10,729)	(9,063)	9,063	(n)	(10,729)
Total Shareowners’ Equity	39,411	(1,184)	38,227	13,227	19,839		71,293
Noncontrolling interest	2,524	(866)	1,658	—	—		1,658
Total Equity	$41,935	$(2,050)	$39,885	$13,227	$19,839		$72,951
Total Liabilities and Equity	$139,572	$(31,223)	$108,349	$33,710	$25,676		$167,735
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three months ended March 31, 2020
(Dollars and shares, in millions, except per share amounts)

	Historical United Technologies Corporation	Separation, Distributions and Related Transactions (Note 3)	Pro Forma United Technologies Corporation Post Separation	Historical Raytheon Company After Reclassifications (Note 4)	Pro Forma Merger Adjustments (Notes 5 and 7)		Pro Forma Combined Company
Net Sales:
Product sales	$12,432	$(4,266)	$8,166	$6,005	$(74)	(o)	$14,097
Service sales	5,778	(2,584)	3,194	1,160	—		4,354
	18,210	(6,850)	11,360	7,165	(74)		18,451
Costs and Expenses:
Cost of products sold	9,781	(3,148)	6,633	4,338	277	(p)	11,248
Cost of services sold	3,627	(1,686)	1,941	907	(1)	(p)	2,847
Research and development	671	(136)	535	161	1	(q)	697
Selling, general, and administrative	2,248	(1,319)	929	556	(47)	(r)	1,438
	16,327	(6,289)	10,038	5,962	230		16,230
Other income (expense), net	(76)	94	18	—	—		18
Operating profit	1,807	(467)	1,340	1,203	(304)		2,239
Non-service pension (benefit) cost	(188)	20	(168)	192	(300)	(s)	(276)
Debt extinguishment costs	660	(660)	—	—	—		—
Interest expense (income), net	380	(173)	207	57	(5)	(t)	259
Income (loss) from operations before income taxes	$955	$346	$1,301	$954	$1		$2,256
Income tax expense (income)	941	(662)	279	164	(3)	(u)	440
Net income (loss)	$14	$1,008	$1,022	$790	$4		$1,816
Less: Noncontrolling interest in subsidiaries’ earnings from operations	97	(43)	54	2	—		56
Net income (loss) attributable to UTC common shareowners	$(83)	$1,051	$968	$788	$4		$1,760
Pro forma earnings per share of common stock:
Basic	$(0.10)						$1.17
Diluted	$(0.10)						$1.16
Pro forma weighted average common shares outstanding
Basic	858.4					(v)	1,506.7
Diluted	858.4					(w)	1,517.6
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1: Basis of presentation
Beginning in the second quarter of 2020, the Separation and the Distributions qualify as discontinued operations to the Company and are, therefore, presented in the unaudited pro forma condensed combined financial information in accordance with the guidance in ASC 205, Financial Statement Presentation. As such, the unaudited pro forma condensed combined financial statement of operations does not allocate any general corporate overhead expenses of UTC prior to the Merger to Otis and Carrier, including corporate overhead that had previously been reflected in the Carrier and Otis segment results as a part of UTC prior to the Merger. Additionally, certain assets and liabilities that were a part of the historical operations of Carrier and Otis but were reported within the Corporate segment of UTC prior to the Merger have been included in the unaudited pro forma condensed combined balance sheets of Otis and Carrier below as those balances will not be a part of the continuing operations of the Company. Based on this and other estimates and assumptions, the unaudited pro forma condensed combined financial information does not reflect what the results of operations would have been on a standalone basis and are not necessarily indicative of the future operations of the Company. Refer to Note 3 for further details on the Separation and the Distributions of Otis and Carrier.
The unaudited pro forma condensed combined financial information also reflects the Merger under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Management has determined that UTC is the acquirer for financial accounting purposes. In identifying UTC as the accounting acquirer, the Company considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the Company’s board of directors, the relative size of UTC and Raytheon, and the designation of certain senior management positions of the Company. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. To prepare the unaudited pro forma condensed combined financial information, management adjusted Raytheon’s assets and liabilities to their estimated fair values based on preliminary valuations. As of the date of this filing, the Company has not completed the detailed valuations necessary to finalize the required estimated fair values and estimated useful lives of Raytheon’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.
In order to obtain the regulatory approvals required to complete the Merger, both UTC and Raytheon were required by regulatory authorities to dispose of certain businesses, none of which were determined to be material to the operations of the Company and, accordingly, the anticipated disposals are not reflected in the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined balance sheet reflects the Raytheon business at fair value less cost to sell.
The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with UTC’s pre-Merger accounting policies. Certain financial information of Raytheon as presented in its historical consolidated financial statements has been reclassified to conform to the presentation in UTC’s pre-Merger consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Now that the Merger has been completed, more detailed review of Raytheon’s accounting policies could result in additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the Company’s consolidated financial statements.
Note 2: Accounting policies
The unaudited pro forma condensed combined financial information reflects adjustments to conform Raytheon’s results to UTC’s pre-Merger accounting policies. Refer to Note 4 for detail of adjustments made. Additionally, in connection with the Separation and the Distributions and the Merger, the Company determined that the duration of its contracts or programs, which is generally longer than one year, would represent its operating cycle and accordingly contract-related assets and liabilities are presented as current in the unaudited pro forma condensed combined balance sheet. Refer to Note 3 for details of the adjustment made.

Note 3: The Separation, Distributions and Related Transactions
The following presents the adjustments to UTC’s balance sheet as of March 31, 2020 to remove Otis and Carrier on a discontinued operations basis and adjust for pro forma impacts of the Related Transactions:

(Dollars, in millions)	Otis Distribution	Carrier Distribution	Related Transactions		Separation, Distributions and Related Transactions
Assets:
Current Assets
Cash and cash equivalents	$1,207	$768	$781	(vii)	$2,756
Accounts receivable, net	2,888	2,674	(1,364)	(iv)	4,198
Contract assets, current	518	651	(1,277)	(iv)	(108)
Inventories and contracts in progress, net	571	1,556	—		2,127
Other assets, current	290	279	(1,664)	(iv)	(1,095)
Total Current Assets	5,474	5,928	(3,524)		7,878
Customer financing assets	—	—	—		—
Future income tax benefits	359	321	—		680
Fixed assets, net	688	1,638	—		2,326
Operating lease right-of-use assets	535	865	—		1,400
Goodwill	1,608	9,599	—		11,207
Intangible assets, net	462	1,014	—		1,476
Other assets	289	2,440	3,527	(i) (iii) (iv)	6,256
Total Assets	$9,415	$21,805	$3		$31,223
Liabilities and Equity (Deficit):
Current Liabilities
Short-term borrowings	$67	$—	$—		$67
Accounts payable	1,102	1,776	—		2,878
Accrued liabilities	1,582	1,935	(2,669)	(ii) (iv) (v)	848
Contract liabilities, current	2,541	510	(5,554)	(iv)	(2,503)
Long-term debt currently due	—	218	—		218
Total Current Liabilities	5,292	4,439	(8,223)		1,508
Long-term debt	6,254	11,029	—		17,283
Future pension and postretirement benefit obligations	579	456	(2,390)	(vi)	(1,355)
Operating lease liabilities	379	708	—		1,087
Contract liabilities, non-current	—	—	5,554	(iv)	5,554
Other long-term liabilities	706	1,456	2,839	(iv)(vi)	5,001
Total Liabilities	$13,210	$18,088	$(2,220)		$29,078
Commitments and contingent liabilities
Redeemable noncontrolling interest	$95	$—	$—		$95
Shareowners’ Equity:
Capital Stock:	—	—	—		—
Common stock	(2,509)	—	84		(2,425)
Treasury Stock	—	—	—		—
Retained earnings	—	4,370	298		4,668
Unearned ESOP shares	—	—	—		—
Total Accumulated other comprehensive loss	(1,918)	(982)	1,841	(vi)	(1,059)
Total Shareowners’ Equity	(4,427)	3,388	2,223		1,184
Noncontrolling interest	537	329	—		866
Total Equity	$(3,890)	$3,717	$2,223		$2,050
Total Liabilities and Equity	$9,415	$21,805	$3		$31,223

i.
Pursuant to the tax matters agreement entered into among UTC, Carrier and Otis, Carrier and Otis will be required to make payments to RTC, primarily representing the respective remaining net tax liabilities retained by RTC attributable to U.S. income tax on previously undistributed earnings of Carrier’s and Otis’ international subsidiaries resulting from the passage of the Tax Cuts and Jobs Act of 2017. Accordingly, UTC has a future receivable for amounts paid by UTC on behalf of Otis and Carrier, which is expected to be approximately $720 million that is recorded within Other assets.

ii.
Pursuant to the tax matters agreement, certain tax liabilities which are attributable to separation activities and transferred to Carrier and Otis at separation will be paid by Carrier and Otis to UTC. Carrier and Otis will be reimbursed by RTC for such amounts paid. Accordingly, a payable in the amount of $151 million has been recorded by UTC within Accrued liabilities.

iii.
Pursuant to the tax matters agreement, Otis and Carrier are responsible for unrecognized tax benefits retained by RTC to the extent a reserve relates exclusively to the Otis business or Carrier business, respectively. Accordingly, UTC has a $58 million receivable recorded in Other assets for amounts due from Otis and Carrier related to these unrecognized tax benefits.

iv.
As noted above, in connection with the Separation and the Distributions and the Merger, RTC determined that the duration of its contracts and programs, the average duration of which exceeds one year, represents its operating cycle, and accordingly accounts receivable of $1.4 billion, contract assets of $1.3 billion, and other current assets of $1.7 billion were reclassified from Other assets to Accounts receivable, Contract assets, current, and Other assets, current, respectively. Additionally, $2.3 billion of accrued liabilities were reclassified from Other long-term liabilities to Accrued liabilities and $5.6 billion of contract liabilities were reclassified from Contract liabilities, long-term to Contract liabilities, current, respectively.

v.
Reflects an adjustment for directly-attributable costs related to the Separation and the Distributions of $229 million, which were not yet incurred, and therefore accrued by UTC as of March 31, 2020. Such costs primarily represent costs to separate IT systems and professional services related to the separation.

vi.
In the second quarter of 2020, the Company recognized a curtailment to its domestic defined benefit pension plan due to the Separation and the Distributions, which resulted in an increase to Future pension and postretirement benefit obligations of $2.4 billion, with a related increase in accumulated other comprehensive loss of $1.8 billion and decrease in deferred tax liabilities recorded within Other long-term liabilities of $550 million. The curtailment loss of approximately $19 million recorded by the Company in the second quarter of 2020 has been excluded from the unaudited condensed combined pro forma statement of operations.

vii.
In connection with the Separation and the Distributions and the Merger, on April 1, 2020 and April 2, 2020, UTC distributed a total additional $781 million of cash to Carrier and Otis, representing excess cash required by UTC in order to achieve the net indebtedness required by the terms of the Merger Agreement as well as initial working capital needs of Carrier and Otis.

The following presents the adjustments to UTC’s statement of operations for the three months ended March 31, 2020 to remove Otis and Carrier on a discontinued operations basis and for pro forma impacts of the Related Transactions:

(Dollars, in millions)	Otis Distribution	Carrier Distribution	Related Transactions		Separation, Distributions and Related Transactions
Net Sales:
Product sales	$1,123	$3,143	$—		$4,266
Service sales	1,843	741	—		2,584
	2,966	3,884	—		6,850
Costs and expenses:
Cost of products sold	913	2,235	—		3,148
Cost of services sold	1,157	529	—		1,686
Research and development	38	98	—		136
Selling, general, and administrative	419	629	271	(ii)	1,319
	2,527	3,491	271		6,289
Other income (expense), net	(65)	(29)	—		(94)
Operating profit	374	364	(271)		467
Non-service pension (benefit) cost	(3)	(17)	—		(20)
Debt extinguishment costs	—	—	660	(ii)	660
Interest expense (income), net	5	37	131	(i)(ii)	173
Income (loss) from operations before income taxes	$372	$344	$(1,062)		$(346)
Income tax expense (income)	111	99	452	(i)(ii)	662
Net income (loss)	$261	$245	$(1,514)		$(1,008)
Less: Noncontrolling interest in subsidiaries’ earnings	37	6	—		43
Net income (loss) attributable to UTC common shareowners	$224	$239	$(1,514)		$(1,051)

i.
Reflects a reduction in interest expense of $125 million as result of UTC’s paydown of debt to meet its targeted indebtedness, in connection with the Merger Agreement, calculated using a weighted average interest rate of 3.7%, based on the indebtedness of UTC during the year ended December 31, 2019 that is assumed to have been extinguished as of January 1, 2019, as well as a related reduction in tax benefit of $23 million. A 1/8% change in the estimated interest rate would increase or decrease the interest expense of UTC by $4.8 million.

ii.
Reflects the elimination of non-recurring transaction costs incurred by UTC of $937 million, primarily related to debt extinguishment costs incurred in connection with the Financing Transactions as well as accounting, tax and other professional services costs pertaining to the separation and the establishment of Otis and Carrier as stand-alone public companies, facility relocation costs, costs to separate information systems and costs of retention bonuses. Additionally, net tax charges related to separation activities of $475 million were incurred during the three months ended March 31, 2020.

Note 4: Reclassification adjustments
Certain reclassifications have been made to the historical presentation of Raytheon’s balance sheet and statement of operations to conform to the financial statement presentation of pre-Merger UTC.

Reclassifications to Raytheon’s consolidated balance sheet as of March 29, 2020 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Assets:
Current Assets
Cash and cash equivalents	$3,118			$3,118
Accounts receivable, net	1,784			1,784
Contract assets, current	6,054			6,054
Inventories and contracts in progress, net	699			699
Other assets, current	611			611
Total Current Assets	12,266			12,266
Customer financing assets	—			—
Future income tax benefits	—	529	(i)	529
Fixed assets, net	3,366	249	(ii)	3,615
Operating lease right-of-use assets	909			909
Goodwill	14,879			14,879
Intangible assets, net	—	261	(iii)	261
Other assets	2,290	(1,039)	(i)(ii) (iii)	1,251
Total Assets	$33,710			$33,710
Liabilities and Equity:
Short-term borrowings	$—			$—
Accounts payable	1,489			1,489
Accrued liabilities	—	2,409	(iv)(v) (vii) (viii)	2,409
Accrued employee compensation	1,062	(1,062)	(vii)	—
Contract liabilities, current	3,085	(201)	(viii)	2,884
Long-term debt currently due	999			999
Other current liabilities	1,293	(1,293)	(iv)	—
Total Current Liabilities	7,928			7,781
Long-term debt	3,262			3,262
Future pension and postretirement benefit obligations	—	8,043	(vi)	8,043
Other long-term liabilities	—	625	(v) (vi)	625
Accrued retiree benefits and other long-term liabilities	8,521	(8,521)	(vi)	—
Operating lease liabilities	738			738
Total Liabilities	$20,449			$20,449
Commitments and contingent liabilities
Redeemable noncontrolling interest	$34			$34
Shareowners’ Equity:
Common Stock	3	19	(ix)	22
Treasury Stock	—			—
Retained earnings	22,268			22,268
Unearned ESOP shares	—			—
Additional Paid-in Capital	19	(19)	(ix)	—
Total Accumulated other comprehensive loss	(9,063)			(9,063)
Total Shareowners’ Equity	13,227			13,227
Noncontrolling interest	—			—
Total Equity	$13,227			$13,227
Total Liabilities and Equity	$33,710			$33,710

i.	Represents the reclassification of $529 million of non-current deferred income tax benefits from Other assets to Future income tax benefits.

ii.	Represents the reclassification of $249 million of computer software developed for internal use from Other assets to Fixed assets, net.

iii.	Represents the reclassification of $261 million of intangible assets from Other assets to Intangible assets, net.

iv.	Represents the reclassification of Other current liabilities to Accrued liabilities.

v.	Represents the reclassification of $106 million of long-term environmental remediation costs and $41 million of asset retirement obligations from Accrued liabilities to Other long-term liabilities.

vi.
Represents the reclassifications of $8 billion from Accrued retiree benefits and other long-term liabilities to Future pension and postretirement benefit obligations and $478 million from Accrued retiree benefits and other long-term liabilities to Other long-term liabilities.

vii.	Represents the reclassification of Accrued employee compensation to Accrued liabilities.

viii.	Represents the reclassification of loss reserves from Contract liabilities, current to Accrued liabilities.

ix.	Represents the reclassification of Additional paid-in capital to Common stock.
Reclassifications to Raytheon’s consolidated statement of operations for the three months ended March 29, 2020 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Net Sales:
Product sales	$6,005			$6,005
Service sales	1,160			1,160
	7,165			7,165
Costs and expenses:
Cost of products sold	4,338			4,338
Cost of services sold	907			907
Research and development	—	161	(i)	161
Selling, general, and administrative	728	(172)	(i) (iv)	556
	5,973			5,962
Other income, net	—			—
Operating Profit	1,192			1,203
Non-service pension (benefit) cost	192			192
Interest expense (income), net	—	57	(ii) (iii)	57
Interest expense	43	(43)	(iii)	—
Interest income	(11)	11	(iii)	—
Other (income) expense, net	25	(25)	(ii)	—
Income (loss) before income taxes	$943			$954
Income tax expense (income)	153	11	(iv)	164
Net income	$790			$790
Less: Noncontrolling interest in subsidiaries’ earnings (loss)	2			2
Net income (loss) attributable to Raytheon common stockholders	$788			$788

i.	Represents the reclassification of $161 million of research and development costs from Selling, general, and administrative expenses to Research and development expenses.

ii.
Represents the reclassification of Other (income) expense, net, which primarily relates to mark-to-market of marketable securities held in trusts associated with certain nonqualified deferred compensation and employee benefit plans, to Interest expense (income), net.

iii.	Represents the reclassification of Interest expense and Interest income to Interest expense (income), net.

iv.	Represents the reclassification of $11 million of state income taxes from Selling, general, and administrative expenses to Income tax expense (income).
Note 5: Purchase price accounting and estimated merger consideration
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the purchase price to Raytheon’s identifiable assets acquired and liabilities assumed, with the excess recorded as goodwill. The preliminary purchase price allocation in this unaudited pro forma condensed combined financial information is based upon an estimated purchase price of approximately $33.2 billion as determined by (1) the opening price per share of RTC common stock as of April 3, 2020 multiplied by the approximately 648 million shares of RTC common stock that were issued (400 million from Treasury stock) to Raytheon stockholders in connection with the Merger, and the approximately 6.2 million shares of RTC common stock that were issued to Raytheon equity award holders in exchange for awards that vested upon completion of the Merger, (2) the portion of the fair value attributable to pre-Merger completion service for replacement equity awards that were exchanged for the outstanding awards held by Raytheon employees, and (3) estimated cash consideration payable in lieu of fractional shares owed to Raytheon equity and equity award holders.
The pro forma purchase price adjustments are preliminary and are subject to change. Increases or decreases in the estimated fair value of assets and liabilities may result in adjustments that could materially impact the unaudited pro forma condensed combined financial information.
Total estimated merger consideration is calculated as follows:

(Dollars, in millions)	Amount
Fair value of RTC common stock issued for Raytheon outstanding common stock and vested equity awards	$33,063
Fair value attributable to pre-merger service for replacement equity awards	113
Total estimated merger consideration	$33,176

The fair value of RTC common stock issued for Raytheon outstanding common stock and vested equity awards is calculated as follows:

(Dollars and shares in millions, except per share amounts)	Amount
Number of Raytheon ordinary shares outstanding as of April 3, 2020	277.3
Number of Raytheon stock awards vested as a result of the Merger (i)	0.4
Total outstanding shares of Raytheon common stock and equity awards entitled to merger consideration	277.7
Exchange ratio (ii)	2.3348
Shares of RTC common stock issued for Raytheon outstanding common stock and vested equity awards	648.3
Price per share of RTC common stock (iii)	51.00
Fair value of RTC common stock issued for Raytheon outstanding common stock and vested equity awards	33,063

(i)
Represents Raytheon stock awards that vested as a result of the Merger, which is considered a “change in control” for purposes of the Raytheon 2010 Stock Plan. Certain Raytheon restricted stock awards and Raytheon RSU awards, issued under the Raytheon 2010 Stock Plan vested on an accelerated basis as a result of the Merger. Such vested awards were converted into the right to receive RTC common stock determined as the product of (1) the number of vested awards, and (2) the exchange ratio.

(ii)	The exchange ratio is equal to 2.3348 in accordance with the Merger Agreement.

(iii)	The price per share of RTC common stock is based on the RTC opening stock price as of April 3, 2020.
The fair value of RTC common stock issued to replace Raytheon outstanding equity awards is calculated as follows:

(Dollars and shares in millions, except per share amounts)	Amount
Number of Raytheon stock awards outstanding (i)	2.7
Exchange ratio (ii)	2.3348
RTC equity awards issued for Raytheon outstanding stock awards	6.2
Price per share of RTC common stock (iii)	51.00
Fair value of RTC equity awards issued for Raytheon outstanding stock awards	317
Less: Estimated fair value allocated to post acquisition compensation expense	(205)
Fair value of awards included in purchase accounting	113

(i)
Represents Raytheon stock awards that were replaced with RTC stock awards upon completion of the Merger. Raytheon stock awards include awards issued under the Raytheon 2010 Stock Plan and Raytheon 2019 Stock Plan, inclusive of Raytheon restricted stock awards, Raytheon RSU awards, and Raytheon PSU awards.

(ii)	The exchange ratio is equal to 2.3348 in accordance with the terms of the Merger Agreement.

(iii)	The price per share of RTC common stock is based on the RTC opening stock price as of April 3, 2020.
The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by UTC, as if the Merger had occurred on March 31, 2020:

(Dollars, in millions)	Amount
Current assets, including cash acquired	$12,468
Fixed assets	4,750
Goodwill	20,768
Intangible assets	19,230
Other assets	2,170
Total Assets	$59,386
Future pension and postretirement benefit obligations	10,650
Long-term debt, including current portion	4,700
Other liabilities assumed	10,826
Total Liabilities	$26,176
Redeemable noncontrolling interest	34
Total consideration transferred	$33,176

Note 6: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Accounts receivable, net: Represents the elimination of accounts receivable of $43 million owed to UTC from Raytheon.

b)
Other assets, current: Represents elimination of deferred sales commissions of $22 million, an increase of $211 million for the fair value of Raytheon’s assets that were sold on May 1, 2020 in order to obtain certain regulatory approvals required to complete the Merger and an increase of $56 million for the elimination of deferred state income taxes which under historical Raytheon policy reduced future recoverable amounts.

c)
Future income tax benefits: Deferred income taxes are included in Future income tax benefits and Other long-term liabilities in the unaudited pro forma condensed combined balance sheet as of March 31, 2020. Deferred tax adjustments include a $519 million decrease in Future income tax benefits and a $2.5 billion increase in Other long-term liabilities. These are as a result of the estimated tax impact for the pro forma adjustments. Pro forma adjustments were tax effected at the applicable blended statutory tax rates, generally 23% in 2020. This estimate is preliminary and subject to change based upon final determination of fair values and tax rates. Additionally, the amounts recorded for deferred taxes relating to undistributed earnings may change now that the Separation and the Distributions have been completed.

d)
Fixed assets, net: Represents the adjustment in carrying value of Raytheon’s fixed assets from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The fixed assets acquired primarily consist of the following:

(Dollars, in millions)	Estimated Useful Life	Raytheon Historical Carrying Amount Before Reclassification	Fair Value Adjustment	Estimated Fair Value
Land		$81	$518	$599
Buildings and improvements	20 years	1,119	431	1,550
Machinery, tools and equipment	6 years	1,218	186	1,404
Other, including assets under construction		948	—	948
Total Fixed Assets		$3,366	$1,135	$4,501
Right of use assets		909	43	952
Total		$4,275	$1,178	$5,453
The pro forma adjustment to Fixed assets, net also reflects the elimination of Raytheon’s historical accumulated depreciation of $5.2 billion against the gross carrying value of the related fixed assets of $8.6 billion.

e)
Goodwill: Represents a net increase in goodwill of $5.9 billion, comprised of the elimination of Raytheon’s historical goodwill balance of $14.9 billion, offset by $20.8 billion of goodwill resulting from the Merger. Goodwill resulting from the Merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that RTC believes will result from combining its operations with the operations of Raytheon. The goodwill created in the Merger is not deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

f)
Intangible assets, net: Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $19.2 billion, which represents an increase of $19 billion over Raytheon’s net book value of intangible assets prior to the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

(Dollars, in millions)	Estimated Useful Life	Amortization method	Estimated Fair Value
Amortized:
Customer relationships and other	25 years	Pattern of economic benefit	$12,900
Developed technology and royalty agreements	6-8 years	Pattern of economic benefit	890
Unamortized:
Trademarks and other			5,440
Total			$19,230

Pro forma amortization expense of the acquired intangible assets was $375 million for the three months ended March 31, 2020. The following table summarizes the expected pro forma amortization expense of the acquired intangible assets for the years 2020 through 2025, which has been prepared to reflect the Merger as if it occurred on January 1, 2019. The finalization of the detailed valuation work may have a material impact on the valuation of intangible assets and the purchase price allocation.

	Remaining
(Dollars, in millions)	April 1, 2020 – December 31, 2020	2021	2022	2023	2024	2025 and thereafter
Amortization expense	$1,122	$920	$1,025	$1,111	$971	$6,780

g)
Other assets: Represents the elimination of deferred sales commissions of $29 million and a $14 million decrease of the pension and postretirement benefit assets based upon the application of purchase accounting.

h)	Accounts payable: Represents the elimination of accounts payable of $43 million owed to UTC by Raytheon.

i)
Accrued liabilities: Represents adjustment for directly attributable transaction costs related to the Merger not yet accrued by UTC and Raytheon of approximately $110 million and $80 million, respectively, a $153 million increase related to the recognition of onerous contracts at fair value, a $28 million accrual for change in control payments due to certain Raytheon personnel shortly after the Merger and a $6 million decrease of pension and postretirement liabilities based upon the application of purchase accounting.

j)	Contract liabilities, current: Reflects a decrease in deferred revenue of $43 million as a result of fair value purchase accounting.

k)	Long-term debt: Reflects an increase of $439 million in Raytheon indebtedness to fair value in connection with preliminary purchase price allocation.

l)	Future pension and postretirement benefit obligations: Represents an increase of the pension and postretirement benefit obligation based upon the application of purchase accounting.

m)
Other long-term liabilities: Reflects a $2.5 billion increase as a result of the estimated deferred tax impact of pro forma adjustments and a $5 million decrease in deferred revenue as a result of fair value purchase accounting.

n)
Total Shareowners’ Equity: Represents the elimination of Raytheon common stock, additional paid-in capital, retained earnings, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the Company.

(Dollars, in millions)	Common Stock	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss
Fair value of RTC common stock issued for Raytheon common stock and equity awards (i)	$10,908	$—	$—	$—
Issuance of RTC treasury shares for Raytheon common stock and equity awards (i)	—	22,268	—	—
Elimination of Raytheon historical shareholders’ equity (i)	(22)	—	(22,268)	—
Adjustments related to pensions and postretirement benefits (ii)	—	—	—	(8,892)
Recognition of Merger-related transaction costs (iii)	—	—	(110)	—
Elimination of cash flow hedge and treasury rate lock losses (iv)	—	—	—	(2)
Elimination of foreign currency translation adjustment (v)	—	—	—	(169)
Total	$10,886	$22,268	$(22,378)	$(9,063)

(i)
Represents an adjustment to increase the common stock and additional paid-in capital of the Company for 248 million of additional shares issued and the use of 400 million treasury shares for the total of the 648 million shares issued as consideration for the Merger, and to eliminate the par value of the Raytheon common stock acquired.

(ii)	Represents an adjustment to eliminate unamortized prior service costs and actuarial losses, as a result of fair value purchase accounting.

(iii)	Represents recognition of approximately $110 million of anticipated transaction costs that are directly attributable to the Merger but that were not incurred by UTC as of March 31, 2020.

(iv)	Represents elimination of accumulated other comprehensive losses associated with Raytheon cash flow hedges and treasury rate locks in connection with purchase accounting.

(v)
Represents adjustment to eliminate foreign currency translation associated with the translation of non-USD denominated entities to USD, which was recorded by Raytheon, as a result of fair value purchase accounting.

Note 7: Adjustments to Pro Forma Condensed Combined Statement of Operations

o)
Product sales: Represents a decrease for the elimination of $69 million in revenues earned by UTC on sales to Raytheon that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the Company following completion of the Merger, as well as a $5 million decrease related to the preliminary fair value of Raytheon’s deferred revenue in purchase accounting. The pro forma adjustment related to the reduction in deferred revenue reflects the difference between prepayments related to extended arrangements and the preliminary fair value of the assumed performance obligations as they are satisfied, assuming the Merger was completed on January 1, 2019.

p)	Cost of products and services sold: Represents adjustments to cost of products and services sold comprised of the following:

1. Cost of products sold:	Three Months Ended
(Dollars, in millions)	3/31/2020
Amortization of acquired intangible assets (i)	$354
Depreciation of fixed assets step-up (ii)	10
Adjustment to pension service cost (iii)	(8)
Elimination of costs related to intercompany sales from UTC to Raytheon (iv)	(69)
Amortization of onerous contracts (v)	(10)
Total pro forma adjustment to cost of products sold	$277

2. Cost of services sold:	Three Months Ended
(Dollars, in millions)	3/31/2020
Depreciation of fixed assets step-up (ii)	$1
Adjustment to pension service cost (iii)	(2)
Total pro forma adjustment to cost of services sold	$(1)

(i)	Represents net impact of removal of historical amortization expense and amortization expense recognized due to the identification of definite-lived intangible assets in purchase accounting.

(ii)
Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with UTC policy.

(iii)	Represents the impact of the pension and postretirement service cost expense as determined under UTC’s plan assumptions.

(iv)
Represents elimination of cost of sales relating to transactions between UTC and Raytheon that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the Company following the Merger.

(v)	Represents amortization of onerous contracts recorded at their preliminary fair values in purchase accounting.

q)	Research and development expenses: Reflects an increase of $1 million in depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting.

r)	Selling, general and administrative expenses: Represents adjustments to selling, general and administrative expenses comprised of the following:

Three Months Ended
(Dollars, in millions)	3/31/2020
Depreciation of fixed assets step-up (i)	$—
Adjustment to pension service cost (ii)	(1)
Elimination of deferred commissions amortization (iii)	(7)
Elimination of transaction costs (iv)	(39)
Total pro forma adjustment to selling, general, and administrative expenses	$(47)

(i)
Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with UTC policy.

(ii)	Represents the impact of the pension and postretirement service cost expense as determined under UTC’s plan assumptions.

(iii)	Represents elimination of amortization recognized on deferred commissions that are eliminated in purchase accounting.

(iv)	Represents the elimination of non-recurring transaction costs incurred related to the Merger.

s)
Non-service pension (benefit) cost: Reflects an adjustment to Non-service pension (benefit) cost for the elimination of prior service cost and actuarial loss amortization, which was recorded by Raytheon, as a result of the application of purchase accounting.

t)	Interest expense (income), net: reflects the amortization of the incremental fair value of assumed debt recognized in connection with purchase accounting.

u)
Income tax expense (income): reflects the tax effect of pro forma adjustments. The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 23%. RTC’s effective tax rate may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these items could be material.

v)
Basic weighted average number of shares outstanding: Reflects the pro forma issuance of 648 million shares of RTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vested immediately upon closing of the Merger in accordance with the Merger Agreement.

w)
Diluted weighted average number of shares outstanding: Reflects 7.4 million dilutive UTC shares as of March 31, 2020 that were excluded from the pre-Merger UTC calculation of diluted EPS due to UTC’s net loss recorded for the three months ended March 31, 2020, as well as the pro forma issuance of 3.5 million shares of RTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vested immediately upon closing of the Merger and the issuance of shares of common stock under replacement equity awards issued in accordance with the Merger Agreement. In connection with the Merger, unvested awards held by certain Raytheon employees were converted to RTC restricted stock awards, such that the total value of equity awards held by Raytheon employees post-Merger is substantially economically equivalent to the value of such awards prior to the Merger.